CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of SiriusPoint Ltd. of our report dated February 24, 2026 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in SiriusPoint Ltd. 's Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ PricewaterhouseCoopers LLP
New York, New York
May 27, 2026